Exhibit 99.2

Execution Copy

SHARE PURCHASE AGREEMENT

by and among

GUOREN INDUSTRIAL DEVELOPMENTS LIMITED (国人实业发展有限公司)

and

SELLER PARTIES (AS DEFINED HEREIN)

Dated October 10, 2011

i

8.1. Expenses	10

SECTION 9 TERMINATION	11

9.1. Effective Date; Termination	11

9.2. Events of Termination	11

9.3. Survival	11

SECTION 10 NOTICES	11

10.1. Notices	11

10.2. Addresses and Fax Numbers	11

SECTION 11 MISCELLANEOUS	12

11.1. Enforcement Action	12

11.2. No Partnership	12

11.3. Amendment	12

11.4. Waiver	12

11.5. Entire Agreement	12

11.6. Severability	12

11.7. Counterparts	13

11.8. Transfer; Assignment	13

11.9. Governing Language	13

11.10 Acknowledgement	13

SECTION 12 GOVERNING LAW AND DISPUTE RESOLUTION	13

12.1. Governing Law	13

12.2. Arbitration	13

SCHEDULE 1 SELLERS	1-1

SCHEDULE 2 SELLER’S WARRANTIES	2-1

SCHEDULE 3 PURCHASER’S WARRANTIES	3-1

SCHEDULE 4 ADDRESSES FOR NOTICES	4-1

EXHIBIT A FORM OF SELLER’S CERTIFICATE	A-1

EXHIBIT B FORM OF INSTRUMENT OF TRANSFER	B-1

ii

SHARE PURCHASE AGREEMENT (this “Agreement”) made on October 10, 2011

BY AND AMONG:

(1)	Guoren Industrial Developments Limited (国人实业发展有限公司), a business company incorporated and existing under the laws of the British Virgin Islands (“Purchaser”); and

(2)	Seller Parties (as defined below).

RECITALS:

(A)	Each Seller desires to sell to Purchaser, and Purchaser desires to purchase from such Seller, certain ordinary shares of Heng Xing Yue Investments Limited (恒星月投资有限公司), par value US$1.00 per share, currently owned by such Seller, which in the aggregate constitutes all of the issued and outstanding share capital of Heng Xing Yue Investments Limited (恒星月投资有限公司), on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined below) hereby agree as follows:

AGREEMENT:

SECTION 1

INTERPRETATION

1.1.	Definitions. In this Agreement, unless the context otherwise requires the following words and expressions have the following meanings:

“Affiliate” of a Person (the “Subject Person”) means (i) in the case of a Subject Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with the Subject Person and (ii) in the case of a Subject Person that is a natural person, any other Person that directly or indirectly is Controlled by the Subject Person or is a Relative of the Subject Person.

“Agreement” has the meaning set forth in the Preamble.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the PRC, Hong Kong or the British Virgin Islands are required or authorized by law or executive order to be closed or on which a tropical cyclone warning no. 8 or above or a “black” rainstorm warning signal is issued in Hong Kong at any time between 9:00 a.m. and 5:00 p.m. Hong Kong time.

“Claim Notice” has the meaning set forth in SECTION 6.4.

“Company” means Heng Xing Yue Investments Limited (恒星月投资有限公司), a business company incorporated and existing under the laws of the British Virgin Islands with its registered office at the offices of Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

“Completion” means the completion of the sale and purchase of the Purchased Shares under this Agreement.

“Completion Date” means the date and time at which the Completion takes place.

“Consents” means all consents, approvals, rights, licenses, permits, waivers and authorizations of, notices to and filings or registrations from any Person.

“Consideration” has the meaning set forth in SECTION 2.2.

“Control” of a Person-means (i) ownership of more than 50% of the shares in issue or other existing interests or registered capital of such Person or (ii) the power, directly or indirectly and whether exercised or not, to direct the management or policies of such Person, whether through the ownership of more than 50% of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise; the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Disclosing Party” has the meaning set forth in SECTION 7.3.

“Encumbrance” means (i) any mortgage, charge (whether fixed or floating), pledge, Lien (other than a Lien created by operation of law), hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable law, (ii) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any Person, (iii) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person, and (iv) any adverse claim as to title, possession or use.

“Equity Securities” means, with respect to any Person, such Person’s shares, capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such shares, capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interest (whether or not such derivative securities are issued by such Person).

“Governmental Authority” means any nation or government or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any country, or any political subdivision thereof; any court, tribunal or arbitrator and self-regulatory organization; and the governing body of any securities exchange, in each case having competent jurisdiction.

“GrenTech Shares” has the meaning set forth in SECTION 9 of SHEDULE 2.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Indemnified Party” has the meaning set forth in SECTION 6.4.

“Indemnifying Party” has the meaning set forth in SECTION 6.4.

“Leakey Investments” means Leakey Investments Limited (力基投資有限公司), a business company incorporated and existing under the laws of the British Virgin Islands and wholly-owned by Ms. Huang.

“Liability” means all indebtedness and other liabilities of any nature whatsoever, actual or contingent, and whether or not of a nature required to be disclosed in the accounts of the Company.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, right of first offer, easement, servitude, transfer restriction, encumbrance or any other restriction or limitation whatsoever.

“Loss” means any and all losses, damages, liabilities, claims, diminution in the value of the Purchased Shares, proceedings, costs and expenses (including the fees, disbursements and other charges of counsel reasonably incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party, in connection with any investigation or evaluation of a claim or otherwise) resulting from or arising out of (i) breach of any representation or warranty made by the Indemnifying Party pursuant to SECTION 6.1, (ii) any breach or non-fulfillment by the Indemnifying Party of, or any noncompliance by the Indemnifying Party with, any covenant, agreement or obligation contained in this Agreement, or (iii) any failure by the Indemnifying Party to comply with tax laws or pay any taxes arising from the transactions contemplated hereby in any jurisdiction.

“Material Adverse Effect” means with respect to any Person, any (i) event, occurrence, fact or condition that has had or could reasonably be expected to have a material adverse effect on the financial market in general or on the operations, results of operations, financial condition, property, business, prospects, assets or liabilities of such Person or (ii) material impairment of the ability to perform the material obligations of such Person under this Agreement.

“Mr. Shi” means Mr. Guang Shi, a citizen of the PRC.

“Mr. Wan” means Mr. Jin Wan, a citizen of the PRC.

“Mr. Wang” means Mr. Qi Wang, a citizen of the PRC, who owns beneficially and of record all of the issued and outstanding share capital of Talenthome Management.

“Ms. Huang” means Ms. Yin Huang, a citizen of the PRC, who owns beneficially and of record all of the issued and outstanding share capital of Leakey Investments.

“Ms. Yu” means Ms. Rong Yu, a citizen of the PRC, who owns beneficially and of record all of the issued and outstanding share capital of Well Sino.

“Ordinary Shares” means the ordinary shares in the share capital of the Company, with par value of US$1.00 per share.

“Party” or “Parties” means any signatory or the signatories to this Agreement and any Person who subsequently becomes a party to this Agreement as provided herein.

“Person” means any natural person, firm, company, Governmental Authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).

“PRC” means the People’s Republic of China, which for the purpose of this Agreement shall exclude Hong Kong, Taiwan and the Macau Special Administrative Region.

“Purchased Shares” has the meaning set forth in SECTION 2.1.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser’s Warranties” means the representations, warranties and undertakings of Purchaser set forth in SCHEDULE 3.

“Relative” of a natural person means the spouse of such person and any parent or child of such person or spouse.

“Representatives” of a Person, means, to the extent applicable, such Person’s directors, existing interest holders, partners, members, advisors and bankers, officers, employees, agents, consultants, auditors, insurance brokers and professional advisors.

“SEC” means the U.S. Securities and Exchange Commission.

“Sellers” means, collectively, Leakey Investments, Talenthome Management, Well Sino, Mr. Shi and Mr. Wan (each, a “Seller”).

“Seller Owners” means, collectively, Ms. Huang, Mr. Wang and Ms. Yu (each, a “Seller Owner”).

“Seller Parties” means, collectively, Sellers and Seller Owners (each, a “Seller Party”).

“Seller’s Account” has the meaning set forth in SECTION 2.2.

“Seller’s Warranties” means the representations, warranties and undertakings of Seller Parties set forth in SCHEDULE 2.

“Subject Person” has the meaning set forth in the definition of “Affiliate.”

“Talenthome Management” means Talenthome Management Limited (智軒管理有限公司), a business company incorporated and existing under the laws of the British Virgin Islands and wholly-owned by Mr. Wang.

“Transaction Terms” has the meaning set forth in SECTION 7.1.

“US$” means United States Dollars, the lawful currency of the United States of America.

“Well Sino” means Well Sino Enterprises Limited (好華企業有限公司), a business company incorporated and existing under the laws of the British Virgin Islands and wholly-owned by Ms. Yu.

1.2.	Interpretations.

(a)	Directly or Indirectly. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning.

(b)	Gender and Number. Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(c)	Headings. Headings are included for convenience only and shall not affect the construction of any provision.

(d)	Include not Limiting. “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation.”

(e)	Law. References to “law” shall include all applicable laws, regulations, rules and orders of any Governmental Authority, securities exchange or other self-regulating body, any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly.

(f)	References to Documents. References to this Agreement include the Schedules and Exhibits, which form an integral part hereof. A reference to any Section, Schedule or Exhibit is, unless otherwise specified, to such Section of, or Schedule or Exhibit to this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto. A reference to any document (including this Agreement) is to that document as amended, consolidated, supplemented, novated or replaced from time to time.

(g)	Time. If a period of time is specified and dates from a given day or the day of a given act or event, such period shall be calculated exclusive of that day.

(h)	Writing. References to writing and written include any mode of reproducing words in a legible and non-transitory form including emails and faxes.

SECTION 2

PURCHASE OF PURCHASED SHARES

2.1.	Purchase of Purchased Shares. Upon the terms and subject to the conditions of this Agreement, at the Completion, each Seller shall sell and transfer to Purchaser, and Purchaser shall purchase, that number of Ordinary Shares set forth in the first (1st) column opposite such Seller’s name in SCHEDULE 1, that will represent, immediately following Completion, such portion of the total issued share capital of the Company as set forth in the second (2nd) column opposite such Seller’s name in SCHEDULE 1 (collectively, the “Purchased Shares”).

2.2.	Consideration. Subject to the other terms and conditions of this Agreement, Purchaser shall, within six (6) months from the date hereof, pay to each Seller the amount set forth in the third (3rd) column opposite such Seller’s name in SCHEDULE 1 (in aggregate, the “Consideration”) by means of wire transfer of immediately available funds to the bank account designated in writing by such Seller (the “Seller’s Account”), and such payment shall satisfy Purchaser’s obligations to such Seller under this SECTION 2.

2.3.	Rights of Purchased Shares. The Purchased Shares shall be sold and transferred to Purchaser free and clear of any and all Encumbrances whatsoever, subject to Purchaser’s obligation to pay the Consideration in accordance with this SECTION 2.

SECTION 3

CONDITIONS PRECEDENT TO COMPLETION

3.1.	Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to complete the purchase of Purchased Shares is subject to the fulfillment, prior to or simultaneously with the Completion, of the following conditions, any one or more of which may be waived in writing by Purchaser in its sole discretion:

(a)	Representations. The Seller’s Warranties that are qualified as to materiality shall remain true, correct and complete on the Completion Date, and the Seller’s Warranties that are not qualified as to materiality shall remain true, correct and complete in all material respects on the Completion Date.

(b)	Performance. Each Seller Party shall have performed and complied in all material respects with all of its/his/her agreements and obligations contained herein that are required to be performed or complied with by it/him/her on or before the Completion.

(c)	No Proceedings. No litigation, arbitration or administrative proceeding against any Seller Party shall be current, pending or to the knowledge of each Seller Party, threatened with respect to (i) any transaction contemplated under this Agreement or (ii) the performance by such Seller Party of any of its/his/her obligations under this Agreement.

(d)	Seller’s Certificate. Each Seller and its respective Seller Owner, as the case may be, shall have delivered to Purchaser a certificate substantially in the form as EXHIBIT A with all the attachments thereto, as the case may be, dated the Completion Date.

3.2.	Conditions Precedent to Obligations of Sellers. The obligation of each Seller to complete the sale of its/his respective Purchased Shares to Purchaser is subject to the fulfillment, simultaneously with the Completion, of the following conditions by Purchaser, any one or more of which may be waived by such Seller in its sole discretion:

(a)	Representations. The Purchaser’s Warranties that are qualified as to materiality shall remain true, correct and complete on the Completion Date, and the Purchaser’s Warranties that are not qualified as to materiality shall remain true, correct and complete in all material respects on the Completion Date; and

(b)	Performance. Purchaser shall have performed and complied in all material respects with all of its agreements and obligations contained herein that are required to be performed or complied with by it on or before the Completion.

SECTION 4

COMPLETION ACTIONS

4.1.

Time and Place. The Completion shall take place at Ropes & Gray LLP, 41st Floor, One Exchange Square, 8 Connaught Place, Central, Hong Kong via the exchange of documents and signatures three (3) Business Days after the date that all the conditions precedent set forth in SECTIONS 3.1 and 3.2 are satisfied or waived, or at such other time and place as the Parties may agree.

4.2.	Actions at Completion. At the Completion,

(a)	Each Seller shall, and each Seller Owner shall procure his/her respective Seller:

(i)	deliver to Purchaser an instrument of transfer duly executed by such Seller substantially in the form attached as EXHIBIT B;

(ii)	deliver to Purchaser one or more share certificate(s) duly issued by the Company representing the number of such Seller’s respective Purchased Shares that Purchaser purchases in accordance with this Agreement;

(iii)	deliver to Purchaser a copy of the resolutions of the directors of the Company approving the purchase and sale of the Purchased Shares and the update of the Company’s register of members; and

(iv)	cause the Company to deliver to Purchaser a certified true copy of the register of members of the Company reflecting that Purchaser has been duly registered thereon as the holder of the Purchased Shares.

4.3.	Efforts to Fulfill Completion Conditions. Each Seller Party shall use its/his/her best efforts to ensure that the conditions set forth in SECTION 3.1 shall be fulfilled as soon as practicable after the date hereof. Purchaser shall use its best efforts to ensure that the conditions with respect to it set forth in SECTION 3.2 shall be fulfilled as soon as practicable after the date hereof.

SECTION 5

UNDERTAKINGS AND COVENANTS

5.1.	Director Resignation. On or prior to the Completion, Seller Parties shall cause the existing directors of the Company, namely, Ms. Huang and Ms. Yu, to resign from their positions as directors of the Company with effect from the Completion.

5.2.	Further Assurances. Each Party shall take all actions necessary to perform its/his/her obligations and otherwise effect the provisions of this Agreement. No Party shall take any actions that would be reasonably expected to interfere, compromise or otherwise delay the transactions contemplated hereby.

SECTION 6

REPRESENTATIONS AND WARRANTIES AND INDEMNITY

6.1.	Seller’s Warranties. Each of Leakey Investments and Ms. Huang (jointly and severally), Talenthome Management and Mr. Wang (jointly and severally), Well Sino and Ms. Yu (jointly and severally), Mr. Shi and Mr. Wan, severally and not jointly, represents, warrants and undertakes to Purchaser that the Seller’s Warranties set forth in SCHEDULE 2 are true, complete and correct as of the date hereof and the Completion Date and acknowledges that Purchaser in entering into this Agreement is relying on such Seller’s Warranties.

6.2.	Purchaser’s Warranties. Purchaser represents, warrants and undertakes to Seller Parties that the Purchaser’s Warranties set forth in SCHEDULE 3 are true, complete and correct, as of the date hereof and the Completion Date and acknowledges that Seller Parties in entering into this Agreement are relying on the Purchaser’s Warranties.

6.3.	Bring-Down to Completion; Survival. The Seller’s Warranties shall be deemed to be repeated as at the Completion as if they were made on and as of the Completion Date and all references therein to the date of this Agreement were references to the Completion Date.

6.4.	Indemnity. Each of Leakey Investments and Ms. Huang (jointly and severally), Talenthome Management and Mr. Wang (jointly and severally), Well Sino and Ms. Yu (jointly and severally), Mr. Shi and Mr. Wan, severally and not jointly (collectively, the “Indemnifying Party”), shall indemnify and hold harmless Purchaser and each of its Affiliates, directors, officers, shareholders, employees, agents, successors and assigns (collectively, the “Indemnified Parties” and each an “Indemnified Party”) from, against and in respect of all Losses resulting from (i) any breach of any representation or warranty set forth in SECTION 6.1, (ii) any breach or non-fulfillment by such Seller or its respective Seller Owner of, or any noncompliance by such Seller or its respective Seller Owner with, any covenant, agreement, or obligation of such Seller or its respective Seller Owner in this Agreement, and (iii) any failure by such Seller or its respective Seller Owner to comply with tax laws or pay any taxes arising from the transactions contemplated hereby in any jurisdiction; provided, that the aggregate amount of indemnity payments payable under this SECTION 6.4 shall not exceed the total amount of the respective Consideration paid to such Seller under this Agreement. If withholding or deduction is required by the Indemnifying Party, the Indemnifying Party shall pay to the Indemnified Parties such additional amounts so that the net amount received by the Indemnified Parties from the Indemnifying Party after such deduction, withholding or payment shall equal the amounts otherwise due to the Indemnified Parties under this SECTION 6.4. An Indemnified Party shall deliver a written notice (a “Claim Notice”) notifying the Indemnifying Party of the nature and basis of any claim made in respect of the indemnification provided in this SECTION 6.4, together with the amount thereof or if not then reasonably ascertainable, the estimated amount thereof, whether or not arising out of a claim by a third party. The failure by an Indemnified Party to give the Claim Notice shall not impair the Indemnified Party’s rights hereunder. If the Indemnifying Party has any dispute with its liability with respect to such claim, such dispute shall be resolved by arbitration in accordance with SECTION 12.2. For the avoidance of doubt, Losses become due and payable: (i) as stipulated in the relevant arbitral award if the dispute has been resolved by arbitration pursuant to SECTION 12.2, or (ii) as agreed by the Parties in writing.

6.5.	Specific Performance. Each Seller Party hereby acknowledges that the rights of Purchaser to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, in the event that any Seller Party violates or fails or refuses to perform any covenant or agreement made by it/him/her herein, Purchaser may be without an adequate remedy at law. In the event that any Seller Party violates or fails or refuses to perform any covenant or agreement made by it/him/her herein, Purchaser may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to specifically enforce the performance of such covenant or agreement or seek any other equitable relief.

6.6.	Time for Claims. No claim may be made seeking indemnification pursuant to SECTION 6.4 or SECTION 6.5 unless a written notice is provided to the Indemnifying Party within two (2) years after the Completion Date, provided that claims based on (i) fraud, (ii) any breach or non-fulfillment by any Seller Party of, or any noncompliance by any Seller Party with, any covenant, agreement, or obligation of such Seller Party under SECTIONS 4, 5, 7 and 8 hereof, or (iii) any breach of, or inaccuracy in, the representations and warranties set forth in SECTION 1 (Organization), SECTION 2 (Authorization) or SECTION 3 (Title) of SCHEDULE 2, may be made at any time indefinitely.

SECTION 7

CONFIDENTIALITY

7.1.	Disclosure of Terms. The terms and conditions of this Agreement, all exhibits and schedules attached hereto, and the transactions contemplated hereby (collectively, the “Transaction Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any Party to any third party except as permitted in accordance with the provisions set forth below.

7.2.	Permitted Disclosures. Notwithstanding the foregoing, any Party may disclose (i) the existence of the transactions contemplated hereby to its/his/her Representatives, in each case only where such Person is under appropriate nondisclosure obligations, or (ii) to any Person to which disclosure is approved in writing by the other Parties. Any Party may also make disclosure in order to comply with applicable laws, as set forth in SECTION 7.3.

7.3.	Legally Compelled Disclosure. In the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to any applicable tax, securities, or other laws and regulations of any jurisdiction or pursuant to any legal proceeding) to disclose the existence of this Agreement or content of any of the Transaction Terms, such Party (the “Disclosing Party”) shall, to the extent practicable, provide the other Parties with prompt written notice of that fact and shall consult with the other Parties regarding such disclosure, if lawfully permitted to do so. At the request of the other Parties, the Disclosing Party shall, to the extent practicable and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required. Nothing contained herein is intended to limit or restrict (i) Purchaser’s ability to file an amendment to a Schedule 13D with the SEC or any amendment thereto or to make required disclosure therein; or (ii) Seller Parties’ ability to file an amendment to a Schedule 13G with the SEC or any amendment thereto or to make required disclosure therein.

7.4.	Other Exceptions. Notwithstanding any other provision of this SECTION 7, the confidentiality obligations of the Parties shall not apply to: (a) information which a restricted party learns from a third party having the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party, if any; (b) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (c) information which is in or enters the public domain without breach of confidentiality by the restricted party.

SECTION 8

FEES AND EXPENSES

8.1.	Expenses. Each Party shall bear its/his/her own costs, fees and expenses (including fees and expenses of its/his/her own Representatives) incurred at any time and from time to time in connection with pursuing or consummating the transactions contemplated by this Agreement.

SECTION 9

TERMINATION

9.1.	Effective Date; Termination. This Agreement shall become effective upon execution by all of the Parties and shall continue in force until terminated in accordance with SECTION 9.2.

9.2.	Events of Termination. This Agreement may be terminated as follows:

(a)	at the election of Purchaser, if any Seller Party has breached any of Seller’s Warranties, or any other covenant or agreement of such Seller Party contained in this Agreement, which breach cannot be cured or, if it is capable of being cured, is not cured by October 31, 2011;

(b)	at any time on or prior to the Completion Date, by written consent of all the Parties; or

(c)	at the election of either Purchaser or Seller Parties if Completion has not occurred on or prior to December 31, 2011.

9.3.	Survival. If this Agreement is terminated in accordance with SECTION 9.2, it shall become void and of no further force and effect, except for the provisions of SECTION 6.4 (Indemnity), SECTION 7 (Confidentiality), SECTION 8 (Fees and Expenses), this SECTION 9.3, SECTION 10 (Notices), SECTION 11 (Miscellaneous) and SECTION 12 (Governing Law and Dispute Resolution); provided, however, that such termination shall, unless otherwise agreed by the Parties, be without prejudice to the rights of any Party in respect of a breach of this Agreement prior to such termination.

SECTION 10

NOTICES

10.1.	Notices. Each notice, demand or other communication given or made under this Agreement shall be in writing in English and delivered or sent to the relevant Party at its address or fax number set out below (or such other address or fax number as the addressee has by five (5) days’ prior written notice specified to the other Parties). Any notice, demand or other communication given or made by letter between countries shall be delivered by air mail or international courier. Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered, (a) if delivered in person or by messenger or courier, when proof of delivery is obtained by the delivering party; (b) if sent by post within the same country, on the third (3rd) day following posting, and if sent by post to another country, on the seventh (7th) day following posting; and (c) if given or made by fax, upon dispatch and the receipt of a transmission report confirming dispatch.

10.2.	Addresses and Fax Numbers. The initial address and facsimile number for each Party for the purposes of delivery of notices pursuant to this Agreement are as set forth in SCHEDULE 4.

SECTION 11

MISCELLANEOUS

11.1.	Enforcement Action. For the avoidance of doubt, any obligation on the part of Purchaser to consummate the transaction hereunder is made solely to Seller Parties, and no other Person shall have any right to enforce such obligation against Purchaser.

11.2.	No Partnership. The Parties expressly do not intend hereby to form a partnership, either general or limited, under any jurisdiction’s partnership law. The Parties do not intend to be partners to one another, or partners as to any third party, or to create any fiduciary relationship among themselves, solely by virtue of Purchaser’s status as the holder of the Purchased Shares.

11.3.	Amendment. This Agreement may not be amended, modified or supplemented except by a written instrument executed by all Parties. Any such amendment shall be binding on any Party.

11.4.	Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party that benefits from such provision and waiving such Party’s right, power or remedy therein. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

11.5.	Entire Agreement. This Agreement constitutes the whole agreement among the Parties relating to the subject matter hereof and supersedes any prior agreements or understandings relating to such subject matter.

11.6.	Severability.

(a)	Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such.

(b)	If a term of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:

(i)	the legality, validity or enforceability in that jurisdiction of any other term of this Agreement;

(ii)	the legality, validity or enforceability in any other jurisdictions of that or any other term of this Agreement.

(c)	If a term of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, it shall be replaced by a mutually acceptable provision, which being valid, legal, enforceable and in compliance with applicable government policy comes closest to the intention of the Parties underlying such illegal, invalid or unenforceable term.

11.7.	Counterparts. This Agreement may be executed in one or more counterparts including counterparts transmitted by facsimile or electronic mail, each of which shall be deemed an original, but all of which signed and taken together, shall constitute one document.

11.8.	Transfer; Assignment. This Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, permitted assigns and legal representatives, but shall not otherwise be for the benefits of any third party.

11.9.	Governing Language. This Agreement shall be executed in English only. Any translation of this Agreement (or any part hereof) into Chinese shall be for reference purposes only and such translation shall have no binding effect upon the Parties.

11.10.	Acknowledgement. Each of the Seller Parties acknowledges that: (a) it/he/she has read this Agreement, (b) it/he/she understands that Purchaser has been represented in the preparation, negotiation and execution of this Agreement by Ropes & Gray LLP, counsel to Purchaser, and that Ropes & Gray LLP has not represented any of Seller Parties in the preparation, negotiation and execution of this Agreement, (c) it/he/she has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of its/his/her own choice or has voluntarily declined to seek such counsel, and (d) it/he/she understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement. The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them and that no provisions of this Agreement should be construed against any Party on the grounds that such Party drafted or was more responsible for drafting such provision.

SECTION 12

GOVERNING LAW AND DISPUTE RESOLUTION

12.1.	Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF HONG KONG, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF ANY JURISDICTION.

12.2.	Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, including the validity, invalidity, breach or termination thereof, shall be settled by arbitration in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with these rules. The number of arbitrators shall be three. The arbitration proceedings shall be conducted in English.

[The remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, this Share Purchase Agreement has been executed on the day and year first above written.

PURCHASER:

GUOREN INDUSTRIAL DEVELOPMENTS LIMITED (国人实业发展有限公司)

By:	/s/ Yingjie Gao
Name: Yingjie Gao
Title: Sole Shareholder and Sole Director

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, this Share Purchase Agreement has been executed on the day and year first above written.

SELLER PARTIES:

LEAKEY INVESTMENTS LIMITED (力基投資有限公司)

By:	/s/ Yin Huang
Name: Yin Huang
Title: Sole Shareholder and Sole Director

/s/ Yin Huang
Ms. Yin Huang

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, this Share Purchase Agreement has been executed on the day and year first above written.

SELLER PARTIES:

TALENTHOME MANAGEMENT LIMITED (智軒管理有限公司)

By:	/s/ Qi Wang
Name: Qi Wang
Title: Sole Shareholder and Sole Director

/s/ Qi Wang
Mr. Qi Wang

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, this Share Purchase Agreement has been executed on the day and year first above written.

SELLER PARTIES:

WELL SINO ENTERPRISES LIMITED (好華企業有限公司)

By:	/s/ Rong Yu
Name: Rong Yu
Title: Sole Shareholder and Sole Director

/s/ Rong Yu
Ms. Rong Yu

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, this Share Purchase Agreement has been executed on the day and year first above written.

SELLER PARTIES:

/s/ Guang Shi
Mr. Guang Shi

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, this Share Purchase Agreement has been executed on the day and year first above written.

SELLER PARTIES:

/s/ Jin Wan
Mr. Jin Wan

Signature Page to Share Purchase Agreement

SCHEDULE 1

SELLERS

Seller’s Name	Number of Ordinary Shares	Post-Completion Ownership Percentage	Consideration
Leakey Investments Limited (力基投資有限公司)	352.40	35.24%	US$	958,712.66
Talenthome Management Limited (智軒管理有限公司)	193.48	19.348%	US$	526,366.98
Well Sino Enterprises Limited (好華企業有限公司)	352.40	35.24%	US$	958,712.66
Mr. Guang Shi	62.79	6.279%	US$	170,821.70
Mr. Jin Wan	38.93	3.893%	US$	105,910,00
TOTAL	1,000.00	100.00%	US$	2,720,524.00

1-1

SCHEDULE 2

SELLER’S WARRANTIES

Each of Leakey Investments and Ms. Huang (jointly and severally), Talenthome Management and Mr. Wang (jointly and severally), Well Sino and Ms. Yu (jointly and severally), Mr. Shi and Mr. Wan, severally and not jointly, hereby represents and warrants to Purchaser that the following representations and warranties are true and complete as of the date hereof and the Completion Date.

1.	Organization. Such Seller (other than Mr. Shi and Mr. Wan) is a business company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands and has full power, authority and legal right to own assets and carry on its business.

2.	Authorization. Such Seller or Seller Owner has the full power and authority to enter into, execute and deliver this Agreement and to perform the transactions contemplated hereby. Except for Mr. Shi and Mr. Wan, the execution and delivery by such Seller of this Agreement and the performance by such Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of such Seller. Assuming the due authorization, execution and delivery hereof by the other Parties, this Agreement constitutes the legal, valid and binding obligation of such Seller or Seller Owner, enforceable against it/him/her in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

3.	Title. Such Seller is the record and beneficial owner of its/his respective Purchased Shares and such Seller has good and marketable title to the respective Purchased Shares, free and clear of all Encumbrances. Such Seller has full right, power and authority to transfer and deliver to Purchaser valid title to the respective Purchased Shares, free and clear of all Encumbrances. Except pursuant to this Agreement, there is no contractual obligation pursuant to which such Seller or Seller Owner has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any of the respective Purchased Shares. Neither such Seller nor Seller Owner is a party to, and the respective Purchased Shares are not subject to, any shareholders agreement, voting agreement, voting trust, proxy or other contractual obligation relating to the transfer or voting of such Purchased Shares.

4.	Consents. No Consents from any Governmental Authority or any other Person will be required in connection with the execution, delivery and performance of this Agreement by such Seller and Seller Owner.

5.	Solvency; Non-contravention. No order has been made and no resolution has been passed for the winding up or liquidation or dissolution of such Seller. No distress, execution or other process has been levied on the whole or a substantial part of the assets of such Seller. The execution, delivery and performance of this Agreement will not:

(a)	violate any provision of the constitutional documents of such Seller (other than Mr. Shi and Mr. Wan);

2-1

(b)	conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any agreement to which such Seller or Seller Owner is a party or by which such Seller or Seller Owner is bound except where such conflict, breach, violation or default would not have any Material Adverse Effect on such Seller and Seller Owner;

(c)	violate any court order, judgment, injunction, award, decree or writ against, or binding upon, such Seller or Seller Owner or upon their securities, properties or business; or

(d)	violate any law or regulation of the country where such Seller is incorporated or any other jurisdiction in which such Seller maintains a business presence or where such Seller or Seller Owner is resident.

6.	Sole Owner. Such Seller Owner is the sole legal and beneficial owner of one hundred percent (100%) of the issued and outstanding share capital of his/her respective Seller.

7.	Organization, Qualification. The Company has been duly incorporated, and is validly existing and in good standing under the laws of the British Virgin Islands. The Company has full power, authority and legal right to own assets and carry on its business.

8.	Capitalization.

(a)	Immediately prior to the Completion, the authorized capital of the Company shall be US$50,000.00, divided into 50,000.00 ordinary shares of par value US$1.00 per share, of which 1,000.00 ordinary shares are issued and outstanding.

(b)	The Company’s outstanding Equity Securities and the holders thereof as of (1) immediately prior to the Completion and (2) immediately after the Completion are set forth in ANNEX A and ANNEX B to this SCHEDULE 2, respectively.

(c)	All the issued shares of the Company have been duly and validly issued, and are fully paid and non-assessable. All the issued shares of the Company are free of any Encumbrances or other third-party rights.

(d)	There are no restricted share purchase agreements or option grant agreements entered into by the Company. The Company has no obligation (contingent or otherwise) to purchase or redeem any of its Equity Securities.

9.	Structure; Liabilities. Except for its interests in China GrenTech Corporation Limited, a company incorporated and existing under the laws of the Cayman Islands, the Company does not directly or indirectly own any interests in or exercise any Control over any other entities. The Company: (1) is a holding company that has had no business activities and that owns no assets other than 34,006,550.00 ordinary shares, par value US$0.00002 per share, issued by China GrenTech Corporation Limited (the “GrenTech Shares”), (2) is not a party to any agreement, contract or commitment, and (3) has no Liabilities. The GrenTech Shares have been duly and validly issued, and are fully paid and non-assessable. All of the GrenTech Shares are free of any Encumbrances or other third-party rights.

2-2

10.	No Violation of Law. The Company is not or has not at any time and from time to time been in violation of any applicable law or regulation in any material respect. The Company is in compliance with all applicable laws in all material respects. The Company has not incurred any material Liabilities resulting from a violation of any applicable law or regulation.

11.	Claims and Proceedings. The Company is not involved in any litigation, arbitration or other proceedings, in any capacity which has had or may have a Material Adverse Effect on the Company. There is no judgment or order of any court in effect against the Company which may have a Material Adverse Effect on the Company, and the Company is not in default with respect to any order of any Governmental Authority to which it is a party or by which it is bound.

2-3

ANNEX A

Capitalization Table Immediately Prior to Completion

Name	Number of Shares Held

Leakey Investments Limited (力基投資有限公司)	352.40
Talenthome Management Limited (智軒管理有限公司)	193.48
Well Sino Enterprises Limited (好華企業有限公司)	352.40
Mr. Guang Shi	62.79
Mr. Jin Wan	38.93

2-4

ANNEX B

Capitalization Table Immediately after Completion

Name	Number of Shares Held

Guoren Industrial Developments Limited (国人实业发展有限公司)	1,000.00

2-5

SCHEDULE 3

PURCHASER’S WARRANTIES

Purchaser hereby represents and warrants to Seller Parties that the following representations and warranties are true and complete as of the date hereof and the Completion Date.

1.	Organization. Purchaser is a business company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands and has full power, authority and legal right to own assets and carry on its business.

2.	Authorization. Purchaser has the full power and authority to enter into, execute and deliver this Agreement and to perform the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of Purchaser. Assuming the due authorization, execution and delivery hereof by the other Parties, this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

3.	Consents. No Consents from any Governmental Authority or any other Person will be required in connection with the execution, delivery and performance of this Agreement by Purchaser.

4.	Non-contravention. The execution, delivery and performance of this Agreement will not:

(a)	violate any provision of the constitutional documents of Purchaser;

(b)	conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any agreement to which Purchaser is a party or by which Purchaser is bound except where such conflict, breach, violation or default would not have any Material Adverse Effect on Purchaser;

(c)	violate any court order, judgment, injunction, award, decree or writ against, or binding upon, Purchaser or upon its securities, properties or business; or

(d)	violate any law or regulation of the country where Purchaser is incorporated or any other jurisdiction in which Purchaser maintains a business presence.

3-1

SCHEDULE 4

ADDRESSES FOR NOTICES

If to Purchaser:	Guoren Industrial Developments Limited (国人实业发展有限公司)
c/o 16th Floor, Block A, Guoren Building
Keji Central 3rd Road
Hi-Tech Park, Nanshan District
Shenzhen 518057, People’s Republic of China
Attention: Mr. Yingjie Gao
Facsimile: +86 755 2654 6999 ext. 0454

If to Leakey Investments or Ms. Huang:	Leakey Investments Limited (力基投資有限公司)/Ms. Yin Huang
c/o 15th Floor, Block A, Guoren Building
Keji Central 3rd Road
Hi-Tech Park, Nanshan District
Shenzhen 518057, People’s Republic of China
Attention: Ms. Yin Huang
Facsimile: +86 755 2654 6999 ext. 0454

If to Talenthome Management or Mr. Wang:	Talenthome Management Limited (智軒管理有限公司)/Mr. Qi Wang
c/o 15th Floor, Block A, Guoren Building
Keji Central 3rd Road
Hi-Tech Park, Nanshan District
Shenzhen 518057, People’s Republic of China
Attention: Mr. Qi Wang
Facsimile: +86 755 2654 6999 ext. 0454

If to Well Sino or Ms. Yu:	Well Sino Enterprises Limited (好華企業有限公司)/Ms. Rong Yu
c/o 15th Floor, Block A, Guoren Building
Keji Central 3rd Road
Hi-Tech Park, Nanshan District
Shenzhen 518057, People’s Republic of China
Attention: Ms. Rong Yu
Facsimile: +86 755 2654 6999 ext. 0454

If to Mr. Shi:	Mr. Guang Shi
c/o Jingtian Economic Daily
Shenzhen, Guangdong Province
People’s Republic of China
Attention: Mr. Guang Shi
Facsimile: +86 755 2654 6999 ext. 0454

4-1

If to Mr. Wan:	Mr. Jin Wan
c/o Shenzhen Evening News
North Huangguand Road
Shenzhen, Guangdong Province
People’s Republic of China
Attention: Mr. Jin Wan
Facsimile: +86 755 2654 6999 ext. 0454

4-2

EXHIBIT A

FORM OF SELLER’S CERTIFICATE

Seller’s Certificate

Dated                 , 2011

This Seller’s Certificate (this “Certificate”) is delivered pursuant to SECTION 3.1(d) of the Share Purchase Agreement dated as of                 , 2011 by and among Guoren Industrial Developments Limited (国人实业发展有限公司) and Seller Parties (as defined therein) (the “Share Purchase Agreement”). Unless otherwise defined herein, capitalized terms used here in shall have the definitions in the Share Purchase Agreement.

The undersigned, in his/her capacity as the sole director of [Seller], acting on behalf of [Seller], and [Seller Owner] each hereby certifies to Purchaser that:

1.	As at the date hereof, (i) the Seller’s Warranties given by [Seller] and [Seller Owner] in the Share Purchase Agreement are true and correct with the same force and effect as though expressly made at and as of the date hereof.

2.	As at the date hereof, all conditions with respect to [Seller] and [Seller Owner] set forth in SECTION 3.1 of the Share Purchase Agreement have been satisfied.

3.	True, correct and complete copies of the following documents are annexed to this Certificate as exhibits indicated below, and such documents are in full force and effect as at the date hereof:

Exhibit A-1:	Shareholder resolutions of [Seller]

Exhibit A-2:	Board resolutions of [Seller]

Exhibit A-3:	Certificate of incorporation of [Seller]

Exhibit A-4:	Good standing certificate of [Seller]

[The remainder of this page is intentionally left blank]

A-1

IN WITNESS WHEREOF this Seller’s Certificate has been executed on the day and year first above written.

[Seller]

By:
Name: [—]
Title: Sole Shareholder and Sole Director

[Seller Owner]

[—]

A-2

EXHIBIT B

FORM OF INSTRUMENT OF TRANSFER

INSTRUMENT OF TRANSFER

HENG XING YUE INVESTMENTS LIMITED (恒星月投资有限公司)

FOR VALUE RECEIVED OF US$[—],                                         , a                                                               (the “Transferor”), does hereby transfer to GUOREN INDUSTRIAL DEVELOPMENTS LIMITED (国人实业发展有限公司), a business company incorporated and existing under the laws of the British Virgin Islands with address of c/o 16th Floor, Block A, Guoren Building, Keji Central 3rd Road, Hi-Tech Park, Nanshan District, Shenzhen 518057, People’s Republic of China (the “Transferee”), [—] ordinary shares of par value US$1.00 each standing in the name of the Transferor in the Register of Members of HENG XING YUE INVESTMENTS LIMITED (恒星月投资有限公司) to hold unto the said Transferee, its successors or assigns.

Executed on this      day of         , 2011.

Witness to the signature of	)
)
)
For and on behalf of	)
)
)
)
)
)
as Transferor	)
Name:	)
Address:	)	(Transferor)
)

Witness to the signature of	)
)
)
For and on behalf of	)
GUOREN INDUSTRIAL	)
DEVELOPMENTS LIMITED (国人实业发	)
展有限公司))
)
)
as Transferee	)
Name:	)
Address:	)	(Transferee)
)

B-1